                                                                      EXHIBIT 11

                            KRAUSE'S FURNITURE, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                     FISCAL YEAR ENDED
                   THIRTY-NINE       THIRTY-NINE        FIVE WEEKS        FIVE WEEKS      ---------------------------------------
                   WEEKS ENDED       WEEKS ENDED          ENDED             ENDED         JANUARY 28,  DECEMBER 31,  DECEMBER 31,
                 OCTOBER 27, 1996  OCTOBER 29, 1995  JANUARY 29, 1995  JANUARY 30, 1994      1996          1994          1993
                 ----------------  ----------------  ----------------  ----------------   -----------  ------------  ------------
Income (loss)
  before
  extraordinary
  items.........     $(12,374)         $ (4,487)         $ (3,221)         $ (2,185)        $(8,715)     $  5,831      $ (9,751)
Extraordinary
  items.........           --                --                --                --              --          (436)         (221)
                     --------          --------          --------          --------        --------       -------       -------
Net income
  (loss)........     $(12,374)         $ (4,487)         $ (3,221)         $ (2,185)        $(8,715)     $  5,395      $ (9,972)
                     ========          ========          ========          ========        ========       =======       =======
Weighted average
  number of
  shares
  outstanding(C)
  Common
    stock.......        7,661             3,905             3,685             3,490           3,950         3,523         2,510
  Common stock
 equivalents(A):
    Convertible
      preferred
      stock.....           --                --                --                --              --         1,778            --
    Stock
   options(B)...           --                --                --                --              --            80            --
  Warrants(B)...           --                --                --                --              --            13            --
                     --------          --------          --------          --------        --------       -------       -------
        Total...        7,661             3,905             3,685             3,490           3,950         5,394         2,510
                     ========          ========          ========          ========        ========       =======       =======
Income (loss)
  per share:
  Income (loss)
    before
   extraordinary
    items.......     $  (1.62)         $  (1.15)         $   (.87)         $   (.63)        $ (2.21)     $   1.08      $  (3.88)
  Extraordinary
    items.......           --                --                --                --              --          (.08)         (.09)
                     --------          --------          --------          --------        --------       -------       -------
  Net income
    (loss)......     $  (1.62)         $  (1.15)         $   (.87)         $   (.63)        $ (2.21)     $   1.00      $  (3.97)
                     ========          ========          ========          ========        ========       =======       =======


---------------
(A) Common stock equivalents are excluded from the calculation in loss years since they are anti-dilutive.
(B) Computations of dilutive stock options and warrants is based on the treasury stock method using the average market price.
(C) All share and per share amounts have been restated to reflect a one-for-three reverse stock split effected August 1, 1995.